CERTIFICATE OF TRUST

OF

STAAR INVESTMENT TRUST

This Certificate of Trust of Staar Investment Trust, a statutory trust (the "Trust"), executed by the undersigned trustee, and filed under and in accordance with the provisions of the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the "Act"), sets forth the following:

FIRST: The name of the statutory trust formed hereby is Staar Investment Trust.

SECOND:                           The registered office of the Trust in the State of Delaware is 251 Little Falls Drive, Wilmington, New Castle County, DE 19808. The name of the Trust's registered agent is The Company Corporation.

THIRD:                               The Trust formed hereby is or will become within 180 days of its first issuance of beneficial interests, an investment company registered under the Investment Company Act of 1940, as amended (15 U.S.C. §§80a-1 et seq.).

FOURTH:                           Pursuant to Section 3804 of the Act, the debts, liabilities, obligations, costs, charges, reserves and expenses incurred, contracted for or otherwise existing with respect to a particular series, whether such series is now authorized and existing pursuant to the governing instrument of the Trust or is hereafter authorized and existing pursuant to said governing instrument, shall be enforceable against the assets associated with such series only, and not against the assets of the Trust generally or any other series thereof, and, except as otherwise provided in the governing instrument of the Trust, none of the debts, liabilities, obligations, costs, charges, reserves and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other series thereof shall be enforceable against the assets of such series.

FIFTH:  The Trust is formed effective as of January 30, 2018.

IN WITNESS WHEREOF, the undersigned, being the sole trustee of the Trust, has duly executed this Certificate of Trust as of the 30th day of January, 2018.

/s/ Brett C. Boshco Brett C. Boshco Trustee